EXHIBIT 10.5

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made and entered into as of December 15, 2008, by and between TERRA INSIGHT SERVICES, INC., a New York corporation (“TIS”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “INSTITUTE”).

WHEREAS, the INSTITUTE is in the business of developing, using, and licensing others to use, and is the developer and owner of certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth (the “Mapping Technology”);

WHEREAS, TIS is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources (“TIS Services”); and

WHEREAS, the INSTITUTE desires to license its commercial Mapping Technology to TIS, and to provide related commercial services in the use of the Mapping Technology, which are subject to a separate the Services Agreement, as may be subsequently amended or modified (the “Services Agreement”), between the parties;

WHEREAS, TIS desires to license the Mapping Technology and obtain services from the INSTITUTE for use in conjunction with the TIS Services;

NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

1.	DEFINITIONS.

1.1	CONFIDENTIAL INFORMATION:

a.        INSTITUTE CONFIDENTIAL INFORMATION: Confidential and/or proprietary information relating to the Mapping Technology, research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of the INSTITUTE. The INSTITUTE Confidential Information does not include any information (i) which TIS knew before the INSTITUTE disclosed it to TIS; (ii) which has become publicly known through no wrongful act of TIS; (iii) which TIS developed independently, as evidenced by appropriate documentation, including Derivatives; (iv) which is disclosed to TIS by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

b.        TIS CONFIDENTIAL INFORMATION: Confidential and/or proprietary information and Derivatives thereof relating to the research, development, products, processes, trade secrets, business plans, customers, finances, personnel data and Project Work Product related to the business of TIS. TIS Confidential Information does not include any information (i) which the INSTITUTE knew before TIS disclosed it to the INSTITUTE; (ii) which has become publicly known through no wrongful act of the INSTITUTE; (iii) which the INSTITUTE developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to the INSTITUTE by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

1.2       DERIVATIVES: Any or all translation (including translation into other human or computer languages), portation, modification, correction, addition, extension, upgrade, update, enhancement, revision, new version, improvement, compilation, abridgement, or other form in which the Intellectual Property Rights may be recast, transformed, or adapted, including any products, systems or other items which provide comparable or enhanced functionality whether or not specifically based on or derived from such Intellectual Property Rights.

1.3       INSTITUTE DOCUMENTATION: Any and all manuals, user guides, product specifications and other documentation owned by or licensed to the INSTITUTE, relating or referring to the Mapping Technology.

1.4       INSTITUTE RIGHTS: Any and all Intellectual Property Rights of the INSTITUTE in and to the INSTITUTE mathematical apparatus, formulae, Neuro-net based software, knowledge database and know-how related thereto, Copyrights, the INSTITUTE Documentation, the INSTITUTE Marks, the INSTITUTE Patents, and Mapping Technology.

1.5       MAPPING TECHNOLOGY: The INSTITUTE’s proprietary Neuro-net based software, including, but not limited to, all English, Russian and other foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant the INSTITUTE Documentation, Intellectual Property Rights and other proprietary rights therein, that is required and/or relevant to TIS’s development of current and future versions of TIS Services.

1.6	FIELDS OF USE (“FOU”): All commercial markets and industries worldwide.

1.7       INTELLECTUAL PROPERTY RIGHTS: Any and all proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral rights, trade secret rights, trademark rights, service mark rights, and/or any and all other proprietary rights.

1.8       PROJECT WORK PRODUCT: Any report, map, layout, matrix, diagram, data, analysis, profile modeling, photograph, image, reproduction, simulation, forecast, study, interpretation, assessment, plan, determination, recommendation or report generated in any way for or related to a request by or agreement with TIS or any customer introduced by TIS to the INSTITUTE or by the INSTITUTE to TIS.

1.9	TIS CLIENT: A customer or client of TIS in the FOU and Territory.

1.10      TIS SERVICES: Any and all natural resource or other matter identification, mapping, reports, recommendations for exploration and/or recovery services that use, integrate, refer to or contain analysis, mapping/survey or recommendations for exploration and/or recovery thereof, made, distributed, and/or sold by TIS based on or involving the INSTITUTE Rights.

1.11      TIS RIGHTS: Any and all Confidential Information and Intellectual Property Rights of TIS in and to the TIS Services, exclusive of the INSTITUTE Rights.

1.12	TERRITORY: Worldwide.

1.13      THIRD PARTY RIGHTS: Any and all of the proprietary third party patents, copyrights, and trade secrets licensed to the INSTITUTE and included in the INSTITUTE Intellectual Property Rights relating or referring to the Mapping Technology.

2.	GRANT BY INSTITUTE.

Subject to the terms and conditions set forth in this Agreement, the INSTITUTE hereby grants to TIS during the License Term and in the Territory, and TIS hereby accepts, an exclusive license to use the INSTITUTE Technology in the FOU. During the License Term, the INSTITUTE will not use, or authorize, license or permit any person other than TIS to use the INSTITUTE Technology to develop or offer any mapping or survey services or products for commercial use or other similar products or services which would, in any manner, compete with TIS in the FOU. TIS is specifically permitted to use, reproduce, distribute, and prepare derivative works of the INSTITUTE Technology, and to sublicense such portion of its rights to affiliated entities of TIS that are reasonably anticipated or calculated to enhance TIS’s market value or to further its business plan, without further compensation to the INSTITUTE, provided such entities acknowledge, in writing, and agree to comply with, such material provisions hereof as are designed to protect the ownership rights of the INSTITUTE, and the confidentiality of the confidential and/or proprietary information of the INSTITUTE. Without limitation, TIS’s rights shall include the rights:

(i)        To use the Mapping Technology internally for testing, demonstration, training, support and promotional purposes by its personnel;

(ii)	To demonstrate the INSTITUTE Technology to potential TIS Clients;

(iii)	To provide training and technical support to employees, and TIS Clients;

(iv)       To use the INSTITUTE Documentation in support of TIS Services and/or TIS’s authorized use of Mapping Technology; and

(v)	To own the Project Work Product as to any TIS Services.

3.	LIMITATIONS ON TIS.

The foregoing license grants are expressly conditioned upon TIS’s compliance with the following requirements:

3.1       TIS acknowledges that the INSTITUTE Rights and the INSTITUTE Confidential Information are proprietary to the INSTITUTE and that the INSTITUTE retains all right, title, and interest therein and thereto, including without limitation all Intellectual Property Rights therein and therefore, and that TIS has no rights therein other than as set forth in this Agreement.

3.2       Notwithstanding anything contrary herein, TIS is specifically permitted to develop Derivative works based upon the INSTITUTE Technology. Such derivative works shall be the property of TIS.

4.	OBLIGATIONS OF THE PARTIES.

4.1	INSTITUTE OBLIGATIONS. During the License Term, the INSTITUTE agrees to:

a.        Provide the expertise of sufficient personnel, with appropriate expertise and competence (“INSTITUTE Key Personnel”), to provide technical information and support to TIS Key Personnel in the development, use and sale of TIS Services. The INSTITUTE will determine the identity of the INSTITUTE Key Personnel. The INSTITUTE will also determine the level of effort of these the INSTITUTE Key Personnel, but it will be reasonable and sufficient to meet the INSTITUTE’s obligations under this Agreement. TIS Key Personnel must sign appropriate individual non-disclosure agreements prior to receiving confidential information from the INSTITUTE. TIS has the right, with prior written permission from the INSTITUTE, to add individuals to the list of TIS Key Personnel;

b.        Provide relevant Mapping Technology to TIS in accordance with the terms and conditions of this Agreement;

c.        Provide TIS Key Personnel with access to the relevant Mapping Technology, including participation in the INSTITUTE’s testing of relevant Mapping Technology;

d.        Provide sufficient and appropriate training to TIS personnel to enable TIS to understand the developing Mapping Technology including, but not limited to:

(i)        The INSTITUTE will provide appropriate training, at TIS’s sole cost and expense, to TIS in the marketing, use and installation of the Mapping Technology at the INSTITUTE’s Corporate Headquarters;

(ii)       At TIS’s option, the INSTITUTE will provide TIS with training on the INSTITUTE’s standard technical support procedures at TIS’s sole expense;

(iii)       The INSTITUTE will provide all other reasonable and necessary training, support and maintenance to TIS, and TIS shall be responsible for providing such training, support and maintenance to TIS at TIS’s sole expense.

e.        Refrain from developing, marketing, licensing, selling or otherwise distributing, directly or indirectly (including activities through or in cooperation with any third party), any language models in the FOU.

4.2	TIS OBLIGATIONS. During the License Term, TIS agrees to:

a.	Make payment to the INSTITUTE, as provided in Section 8.

5.	CONFIDENTIALITY.

a.        Each party agrees not to disclose any Confidential Information of the other party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each party agrees to limit its internal distribution of the Confidential Information of the other party only on a “need to know” basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

b.        Each party agrees not to use the Confidential Information of the other party for its own benefit or for the benefit of anyone other than the providing party, or other than in accordance with the terms and conditions of this Agreement.

c.        All TIS Confidential Information remains the property of TIS and all the INSTITUTE Confidential Information remains the property of the INSTITUTE, and other than as expressly provided by this Agreement.

d.        Upon written request of the providing party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving party agrees to return to the providing party all such provided Confidential Information, including but not limited to all copies thereof.

e.        TIS agrees to limit access to the INSTITUTE Technology, and any tangible embodiments thereof (including without limitation documentation, descriptions, notes, memoranda and other materials defining, describing or containing the INSTITUTE Technology) shall be made available only to those individuals identified as TIS Key Personnel, and such other employees of TIS whom the INSTITUTE may have approved in writing and who require access to the INSTITUTE Technology and such tangible embodiments in connection with TIS’s activities under the licenses granted herein. Copies of such the INSTITUTE Technology shall be subject to appropriate physical and electronic protection to prevent access by unauthorized personnel.

f.	The provisions of this Section shall survive the expiration or other termination of this Agreement.

6.	OWNERSHIP, INTELLECTUAL PROPERTY RIGHTS, AND

NON-DISCLOSURE.

6.1	INSTITUTE RIGHTS:

a.        The INSTITUTE shall retain all rights, title and interest (including all intellectual property rights) of the Mapping Technology and the INSTITUTE Documentation, and any copies thereof.

b.        TIS shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the Mapping Technology and the INSTITUTE Documentation. TIS shall reproduce and include any the INSTITUTE trademark, copyright, trade secret or proprietary information notices and other legends on every copy, in whole or in part, of the Mapping Technology in any form.

c.        TIS shall render to the INSTITUTE commercially reasonable assistance in connection with the INSTITUTE’s enforcement of its rights in and to the Mapping Technology and the INSTITUTE Documentation, including without limitation using efforts to prevent TIS’s customers and clients from copying or using the Mapping Technology and the INSTITUTE Documentation outside the scope of this Agreement.

d.        Certain data or portions thereof which may be supplied by the INSTITUTE relating to the Mapping Technology are confidential and proprietary to the INSTITUTE and will be so marked. TIS shall abide its obligations under Section 4.2 as applicable to such data.

6.2       TIS RIGHTS: TIS is, and as to the INSTITUTE, shall be, the owner of all worldwide right, title and interest, including any and all Intellectual Property Rights, and Derivatives in and to the TIS Confidential Information and the TIS Rights, and owner of the Project Work Product as to any project for which TIS retains the services of the INSTITUTE.

6.3	MAPPING TECHNOLOGY; OPTION TO PURCHASE.

a.        During the License Term, with respect to the Mapping Technology, the INSTITUTE shall not sell, transfer, encumber or otherwise dispose of any key technology, license or otherwise transfer the rights to technology key to its operations, except with the prior written consent of TIS. This provision is not intended to restrict the INSTITUTE from selling or transferring technology of the INSTITUTE that is unrelated to the Mapping Technology.

b.        TIS is hereby granted an exclusive option to purchase from the INSTITUTE the Mapping Technology. This option terminates on the first to occur of (i) June 30, 2012 or (ii) the termination of this Agreement. The purchase price for the Mapping Technology (the “Technology Purchase Price”) shall be the lesser of (i) $20 million, or the (ii) then-current market value of the Mapping Technology as determined by independent appraisers. Notwithstanding the foregoing, the parties may negotiate in good faith a different purchase price.

7.	LICENSE TERM.

The license granted under this Agreement commenced on December 15, 2008 and shall terminate at the expiration of thirty years from such date (the “Initial License Term”), unless earlier terminated by TIS in accordance with the provisions of Section 14 below. This Agreement shall automatically renew for another thirty year period (the “Renewed License Term”), unless terminated by either party in writing within ninety (90) days before the end of the Initial License Term or unless sooner terminated in accordance with the provisions of Section 14 below. The term “License Term” as used in this Agreement refers to each of the Initial License Term and the Renewed License Term.

8.	PAYMENTS.

8.1       In connection with and in consideration of this Agreement and license, the parties have entered into the Services Agreement, pursuant to which the INSTITUTE shall be entitled to certain payments (the “Project Payments”). Project Payments shall be defined and agreed by the parties in relation to every project engaged in by TIS that utilizes the Mapping Technology; provided, however, that the INSTITUTE shall charge TIS at the rate of no more than 10% over its cost. The Project Payments shall be defined and payable pursuant to the service orders to be entered into by TIS and the INSTITUTE with respect to each project. At a time when the Services Agreement is in effect, the Project Payments pursuant to this Section 8.1 shall not be duplicative of any services fees payable by TIS to the INSTITUTE under the Services Agreement, and the services fees payable by TIS to the INSTITUTE under the Services Agreement supercedes, and are in lieu of, any payments due under this Section 8.1; provided, however, that at a time when the Services Agreement is not in effect, but this Agreement remains in effect, this Section 8.1 shall govern, and in the event the parties acting in good faith fail to agree upon the applicable Project Payment with respect to a specific service order, the Project Payment shall be at the rate of 10% over the INSTITUTE’s cost.

9.	INSTITUTE REPRESENTATIONS AND WARRANTIES.

The INSTITUTE represents and warrants to TIS, during the License Term and in the Territory, as follows:

a.        OWNERSHIP. The INSTITUTE is the owner, or has the right to enter into this Agreement on behalf of the owner, of all worldwide right, title and interest in and to any and all the INSTITUTE Confidential Information and the INSTITUTE Rights. The INSTITUTE will obtain in writing, prior to delivery to TIS of any the

INSTITUTE Confidential Information or the INSTITUTE Rights, any and worldwide assignments, licenses, permissions, or other consents of all third party Intellectual Property Rights and/or other third party proprietary rights as are or shall be necessary to enable the INSTITUTE to fulfill its obligations to TIS hereunder, and to enable TIS to utilize the INSTITUTE Rights for their intended purpose. The INSTITUTE shall immediately notify TIS in writing of any limitations on use required by the proprietor of such third party materials, and the INSTITUTE shall not agree to any such demands or requirements without the prior written approval of TIS.

b.        NON-INFRINGEMENT. To the best of the INSTITUTE’s knowledge, the INSTITUTE Rights do not infringe any existing patent, copyright, trademark, service mark, trade name, trade secret, patent, or other Intellectual Property Right of any third person, firm, corporation or other entity.

c.        NO ENCUMBRANCES. To the best of the INSTITUTE’s knowledge, the INSTITUTE Rights shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever, other than those identified by the INSTITUTE pursuant to this Agreement, and other than non-exclusive licenses granted by the INSTITUTE to others to use the INSTITUTE Rights.

d.        NO CONFLICTS. To the best of the INSTITUTE’s knowledge, the INSTITUTE’s performance of this Agreement does not conflict with any other agreement to which the INSTITUTE is bound and, while performing this Agreement, the INSTITUTE will not knowingly enter into any other agreement in conflict with this Agreement or which would impair the ability of the INSTITUTE to perform this Agreement.

e.        MAINTENANCE OF MAPPING TECHNOLOGY. The INSTITUTE warrants in the course of regular business that it will use its best efforts to maintain, update, and upgrade the Mapping Technology on a continuing and real-time basis during the License Term to ensure the continued and continuing operation, operating system compatibility, relevance, and viability of the Mapping Technology during the License Term, and that it will hire, train, and maintain sufficient, and sufficiently qualified, programmers and technology support/maintenance personnel during the License Term. Upon development and first commercial availability (including beta test) of any new version of Mapping Technology, the INSTITUTE shall promptly deliver a copy thereof, with available documentation, to TIS.

10.	INDEPENDENT CONTRACTOR.

Nothing in this Agreement shall be construed to create a partnership, joint venture, agency relationship or employment relationship between TIS and the INSTITUTE. Neither party has the right or authority to assume or to create any obligation on behalf of the other party.

11.	CONFIDENTIAL INFORMATION.

Because of the nature of this transaction, the parties may encounter information that is confidential to one another (“Confidential Information”). Confidential Information is information that is clearly marked as confidential or proprietary. Oral information will be treated as Confidential Information if the disclosing party submits to the other party written notice describing the Confidential Information within thirty (30) days of its disclosure. Both parties agree to protect Confidential Information in the same manner as they protect their own confidential information. Information is not confidential if the: (i) information is disclosed by a third party without a duty of nondisclosure; (ii) information is previously in the public domain; (iii) information is in the other party’s lawful possession prior to disclosure; or (‘v) information is independently developed by the other party. Both parties agree to keep each other’s Confidential Information confidential for the duration of this Agreement and for two (2) years after termination.

12.	INDEMNIFICATION.

12.1      BY INSTITUTE. The INSTITUTE will defend TIS against a claim that an TIS Product supplied hereunder infringes a U.S. or foreign patent or copyright, or other proprietary right of a third party, and the INSTITUTE will indemnify TIS and hold it harmless from and against any loss, liability and any costs, expenses and reasonable attorneys’ fees finally awarded. TIS shall prompt notify the INSTITUTE in writing of the claim, and the INSTITUTE shall have sole control of the defense and all related settlement negotiations, and TIS shall provide the INSTITUTE complete information concerning the claim but any failure to provide prompt notice or information shall not impair TIS’s rights to indemnification hereunder except to the extent that such failure has materially prejudiced or materially delayed the INSTITUTE in defense of its claim. The INSTITUTE shall have the right to assume the defense of any claim against TIS in connection with such violation or infringement. After notice from the INSTITUTE to TIS of election to assume the defense thereof, the INSTITUTE will not be liable to TIS for any legal or other expenses subsequently incurred by TIS in connection with the defense thereof other than reasonable costs of investigation, unless incurred at the written request of the INSTITUTE, in which event such legal or other expenses shall be borne by the INSTITUTE. TIS shall, however, have the right to participate in the defense and settlement of such claim being defended by the INSTITUTE through separate counsel at TIS’s expense. TIS shall not be subject to any liability or restriction under any settlement entered into by the INSTITUTE without TIS’s prior written approval.

a.        The INSTITUTE shall have no obligation to TIS under this Section if any claimed infringement is based upon: (i) use of any Mapping Technology delivered hereunder in connection or in combination with equipment, software or devices not supplied by the INSTITUTE; (ii) TIS’s use of a Mapping Technology in the practicing of any process or in a manner for which the Mapping Technology was not designed; or (iii) the INSTITUTE’s compliance with TIS’s designs, specifications or instructions. TIS shall indemnify and hold the INSTITUTE harmless from and against any loss, cost or expense suffered or incurred in connection with any suit, claim or proceeding brought against the INSTITUTE so far as it is based on a claim that the manufacture or sale of any Mapping Technology delivered hereunder which has been either (1) modified, altered or combined with any product, software, or device not supplied by the INSTITUTE or (2) modified by the INSTITUTE in accordance with TIS’s designs, specifications or instructions, constitutes such an infringement because of any such modification, alteration or combination.

The foregoing states the INSTITUTE’s entire liability for infringement by the INSTITUTE Technology furnished under this Agreement

b.        EXCEPT AS STATED ABOVE, THE INSTITUTE DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MAPPING TECHNOLOGY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE INSTITUTE SHALL IN NO EVENT SHALL THE INSTITUTE BE LIABLE FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR USE OF EQUIPMENT, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE MAPPING TECHNOLOGY.

c.        IT IS ALSO UNDERSTOOD BY BOTH PARTIES TO THIS AGREEMENT THAT THE MAPPING TECHNOLOGY IS INHERENTLY A STATISTICAL PROCESS; THAT ERRORS ARE INHERENT IN THE PROCESS OF MAPPING; THAT MAPPING APPLICATIONS AND USAGE MUST BE DESIGNED TO ALLOW FOR SUCH ERRORS IN THE MAPPING PROCESS. THE INSTITUTE SHALL IN NO EVENT BE LIABLE FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING PERSONAL INJURY, RESULTING FROM ERRORS IN THE MAPPING PROCESS.

12.2      BY TIS. TIS agrees to indemnify and hold harmless the INSTITUTE, its officers, agents, and employees from and against all liability, loss, cost, damages, claims or expenses (including reasonable attorneys fees) arising out of any claims or suits, whatever their nature and however arising, which may be brought or made against the INSTITUTE by reason or arising from (i) any material breach this Agreement by TIS or (ii) any allegation of third party intellectual property right(s) infringement or unfair competition, where such claim or suit is based upon the combination, operation, modification, or use of the INSTITUTE Rights, if such claim of infringement would have been avoided but for such combination, operation, modification, or use. TIS shall have sole control over the selection of counsel and the defense of any claim or any settlement thereof, at TIS’s expense. The INSTITUTE shall provide TIS with its reasonable assistance in the defense of such claim, at the expense of TIS. In no event may TIS enter into any third party settlement agreements which would in any manner whatsoever affect the right of, or bind, the INSTITUTE in any manner to said third party, without the prior written consent of the INSTITUTE.

12.3      NOTIFICATION. The party seeking indemnification under this Section shall immediately notify the other party, in writing, of any claim or proceeding brought against it for which it seeks indemnification hereunder.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.4	The provisions of this Section shall survive the expiration or other termination of this Agreement.

13.	LIMITATIONS OF ACTIONS.

Neither party shall maintain any action against the other party unless written notice of any claim alleged to exist is delivered by the other party within three business days after the event complained of first becomes known, and an action is commenced within ninety days after such notice.

14.	TERMINATION.

14.1      Without prejudice to any rights which it may have under this Agreement or in law, equity, or otherwise:

a.        TIS shall have the right to terminate this Agreement at any time during the License Term by serving at least ten (10) days notice before the termination becomes effective. The expiration or termination of this Agreement for any reason shall not give either party the right to claim any compensation, indemnity or reimbursement whatsoever from the other by reason of such termination, but termination shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either party at the effective date of termination.

b.        The INSTITUTE shall have the right to terminate this Agreement if TIS materially defaults in the performance of its payment obligations under this Agreement or the Services Agreement, and such default is not wholly cured with ten (10) days of written notice of such default.

c.        This Agreement shall terminate automatically and without further notice to the other party in the event that either party shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.

d.	The Services Agreement shall survive the termination of this Agreement.

14.2      EFFECT OF TERMINATION. Upon expiration or termination of this Agreement for any reason (including expiration under Section 6.0) other than the insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, or the termination, cessation, or inability or failure to maintain the Mapping Technology or that portion of the business associated with the Mapping Technology during the License Term, by the INSTITUTE or its authorized successors or assigns:

a.        TIS shall, within five (5) business days thereof, return or, at the INSTITUTE’s option, destroy all whole or partial copies of the INSTITUTE Rights in TIS’s possession, custody or control, and certify to the INSTITUTE in writing within five (5) business days thereafter that it has complied with the foregoing obligation;

b.        Each party shall return all copies of Confidential Information disclosed by the other party which remain in its possession or under its control;

c.        Termination shall not affect the rights of TIS Clients to continue to use the Mapping Technology acquired from TIS in accordance with the terms of this Agreement;

d.        Termination shall not affect TIS’s obligation to pay to the INSTITUTE all amounts due as of the effective date of termination of this Agreement and shall not affect the INSTITUTE’s obligation to refund to TIS any amounts paid by TIS attributable to any period of time after the effective date of termination of this Agreement; and,

e.        Except in the case of termination of this Agreement for the default of TIS pursuant to Section 14.1.b, TIS shall have the continued right to exercise the rights and licenses granted in Section 2 in connection with the Mapping Technology as in existence as of the date of expiration or termination (and any subsequent improvements or Derivatives thereof), by TIS after such expiration or termination, and provided that TIS’s rights under Section 2.a shall no longer be exclusive.

14.3      EFFECT OF TERMINATION FOR INSTITUTE INSOLVENCY, ETC. In addition to requirements and dispositions set forth in preceding Section 14.2, upon termination of this Agreement for the (i) insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, (ii) insolvency, bankruptcy, reorganization of the INSTITUTE or its authorized successors or assigns, including the transfer (by cash, credit, or stock purchase) of all or a majority of either the INSTITUTE’s total assets or that portion of the INSTITUTE’s business attributable to the Mapping Technology to a third party, or (iii) the termination, cessation, or inability or failure to maintain the Mapping Technology or that portion of the business associated with the Mapping Technology, during the Term of the Agreement, by the INSTITUTE or its authorized successors or assigns, then all of the rights granted by the INSTITUTE to TIS hereunder shall immediately and automatically convert into worldwide, fully paid up, fully transferable, perpetual licenses (a)exclusive in the Exclusive FOU and (b) Non-Exclusive in the Non-Exclusive FOU.

15.	ASSIGNMENT.

15.1      Either party may assign its rights, duties and/or obligations under this Agreement in connection with the transfer (by merger or by sale of assets or stock) of all or a majority of either its total assets or that portion of its business attributable to the Mapping Technology (in the case of the INSTITUTE) or the TIS Services (in the case of TIS) to a third party, provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof. TIS may sublicense such portion of its license or other rights hereunder to any affiliate of TIS for any good business reason.

15.2      Except as otherwise provided by this Agreement, neither party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other party, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

16.	NO PARTNERSHIP.

This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between TIS and the INSTITUTE. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and noting herein contained shall give, or is intended to give, any rights of any kind to any third persons.

Any commitment made by TIS to its customers with respect to quantities, delivery, modifications, interfacing capability, suitability of software, or suitability in specific applications will be TIS’s sole responsibility. TIS has no authority to modify the warranties contained in this Agreement or to make any other commitment on behalf of the INSTITUTE, and TIS will indemnify and defend the INSTITUTE from any liability, suit or proceeding for any such modified warranty or other commitment by TIS.

TIS has the right to determine its own resale prices, and no the INSTITUTE representative will require that any particular price be charged by TIS or grant or withhold any treatment to TIS based on TIS’s pricing policies. TIS agrees that it will promptly report directly to the INSTITUTE officer any effort by the INSTITUTE personnel to interfere with its pricing policies.

17.	NOTISES.

All notices required under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) when sent by confirmed electronic mail or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier for one day overnight service, with written verification of receipt. All communications will be sent to the names and addresses set forth beneath the signature of each party to this Agreement.

If to TIS:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Insight Services, Inc.

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

With a copy (which shall not constitute notice) to:

Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

If to the INSTITUTE:

THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

c/o Ivan Railyan

8-27 M. Ulyanovoi Street

Moscow, Russia

Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

18.	ENTIRE AGREEMENT.

This Agreement, together with the Services Agreement, represent the entire agreement between the parties concerning the subject matter hereof, and supersede any previous contemporaneous oral or written agreements, commitments, representations or communications regarding the subject matter of this Agreement. The failure of either party to require performance of any provision of this Agreement shall not be, construed as a waiver of its rights to insist on performance of that same provision, or any other provision, at some other time. The waiver by either party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

19.	WAIVER, AMENDMENT, OR MODIFICATION.

Any waiver, amendment or modification of this Agreement shall not be effective unless made in writing and signed by both parties. No failure or delay by either party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof in the future.

20.	SEVERABILITY.

If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

21.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	FORCE MAJEURE.

Neither party will be deemed in default or breach of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to continue to so perform or cure. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

23.	GOVERNING LAW.

The laws of the State of New York, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance, and enforcement. The parties expressly agree to jurisdiction of the state and federal courts located in the City, County and State of New York. The parties irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement. The parties expressly agree to waive rights to a jury trial.

24.	1NJUNCTION.

The parties recognize and acknowledge that a breach by one party of any of its covenants, agreements or undertakings hereunder with respect to the Confidential Information or Intellectual Property Rights of the other party will cause the non-breaching party irreparable damage, which cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by one party which could result in irreparable harm to the non-breaching party, or cause some loss or dilution of the good will, reputation or business of the non-breaching party, the non-breaching party shall be entitled to an immediate injunction in addition to any other remedies available, to stop or prevent such irreparable harm, loss or dilution.

[signature page follows]

AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE

EFFECTIVE DATE SET FORTH ABOVE.

TERRA INSIGHT SERVICES, INC. By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH By: /s/ Ivan Railyan Ivan Railyan Authorized Signatory